Exhibit 3.22

LIMITED PARTNERSHIP AGREEMENT

OF

TEXAS TACO CABANA, L.P.

a Texas Limited Partnership

TACO CABANA MANAGEMENT, INC., a Texas corporation (the “General Partner”), and the persons or entities listed on Schedule A hereto as a limited partner or limited partners (the “Limited Partners”) enter into this agreement on the date set forth on the signature page hereof. The General Partner and the Limited Partners are hereafter collectively referred to as the “Partners.”

ARTICLE I

FORMATION

Organization

1.01 The parties hereto hereby constitute and form a Limited Partnership, named TEXAS TACO CABANA, L.P. (the “Partnership”), to be governed under and pursuant to the Texas Revised Limited Partnership Act (“TRLPA”).

Certificate of Limited Partnership

1.02 The General Partner shall execute a certificate of limited partnership at the time this Agreement is executed, cause the certificate to be filed with the Secretary of State of Texas, and send a copy of the file-stamped certificate to each Partner. Thereafter, the General Partner shall execute and file other certificates or instruments as necessary, appropriate, or convenient under the TRLPA and any other laws of the State of Texas and of any other states where the Partnership decides to transact business.

Purposes of Partnership

1.03 The purposes of the Partnership shall be as follows:

(a) To own and operate Mexican food restaurants;

(b) To mortgage, sell, lease, rent, exchange or otherwise encumber or dispose of any and all Partnership property, or any portion of or interest therein;

(c) To make any investments or expenditures, to borrow money and grant mortgages, deeds of trust and security interests in any and all Partnership property to secure such borrowing, and to take any and all other actions which are incidental or reasonably related to any of the specific purposes recited above;

(d) To engage in any other activities permitted under all applicable laws.

1

ARTICLE II

NAME AND PLACE OF BUSINESS

Name of Limited Partnership

2.01 The business of the Partnership shall be conducted under the name TEXAS TACO CABANA, L.P. and under such variations thereof or such other name or names as the Partners may from time to time select, as may be necessary or appropriate to comply with the laws of Texas and any other states in which the Partnership may transact business. The General Partner shall execute and file with the proper offices in a timely manner any instruments required by the Fictitious Name or Assumed Name Act or similar laws in effect in each state in which the Partnership transacts business.

Location of Principal Place of Business

2.02 The principal place of business of the Partnership shall be located at 262 Losoya, Suite 330, San Antonio, Texas 78205. This place of business shall be the principal office in the United States as defined in the TRLPA. The registered agent for service of process at the registered office shall be Richard Cervera. The General Partner may change the Partnership’s registered office in Texas and the principal office in the United States by complying with the provisions of the TRLPA and all other applicable laws, and may establish additional places of business of the Partnership.

Names and Addresses of Partners

2.03 The name, mailing address, and street address of the General Partner are listed in Exhibit “A” attached hereto and incorporated herein by reference. The name and mailing address of the Limited Partners are also listed in Exhibit “A” attached hereto and incorporated herein by reference. There are no other partners of this Partnership, and no other person or entity has any right to take part in the ownership, management or other rights of the Partnership except as otherwise provided in this Agreement. The Partners may change the addresses set forth in Exhibit “A” attached hereto at any time, by giving written notice thereof.

ARTICLE III

TERM OF PARTNERSHIP

The Partnership shall commence as of the date of filing the certificate of limited partnership and shall continue in existence until December 31, 2050, or such later date as the Partners agree, unless it is sooner terminated, liquidated, or dissolved as hereinafter provided, or is terminated by operation of law.

2

ARTICLE IV

CAPITAL CONTRIBUTIONS AND PARTNERSHIP INTERESTS

Definite Contributions

4.01 At the time of execution of this Agreement, the Partners shall make the contributions to capital described in Exhibit “A” attached hereto and incorporated herein by reference. The amounts shown in such schedules reflect the amount of cash to be contributed or the agreed value of a contribution in a form other than cash. Upon making the indicated contributions, each Partner shall own the percentage interest in the Partnership set forth opposite its name in Exhibit “A” attached hereto.

Additional Contributions

4.02 In addition, the Partners shall have the right to make additional capital contributions to the Partnership. The amount of such capital contributions shall increase the capital account of such Partner; however, no such contribution shall alter the percentage interest of the contributing Partner for voting purposes or the sharing of profits as provided in Article V unless such alteration is approved by all Partners. Notwithstanding the foregoing, no Partner shall be obligated to make any additional capital contributions.

Compromise and Release of Contribution Obligations

4.03 A Partner’s obligation to make contributions to the Partnership under this Agreement shall not be compromised or released except by a unanimous vote of the Partners.

No Further Contributions or Loans

4.04 The liability of any Limited Partner to the Partnership is limited to the amount of its initial capital contribution. Accordingly, the contributions called for in Section 4.01 are the only funds any Limited Partner is required to furnish to the Partnership, whether by way of contribution, loan or otherwise.

ARTICLE V

PROFITS AND LOSSES

Allocations of Net Income and Net Loss

5.01 The amount of net profits and net losses of the Partnership to be allocated to and charged against each Partner shall be determined in accordance with their percentage interests in the Partnership as set forth in Exhibit “A” attached hereto. The General Partner shall allocate net profits and net losses at least once each calendar year, but may allocate more frequently if appropriate. Interest shall not be paid to Partners on their Capital Accounts or contributions of capital to the Partnership.

3

Definition of Profits and Losses

5.02 The term, “profits” shall mean income or gain of any kind actually or deemed received by the Partnership according to generally accepted accounting principles applied on a basis consistent with all prior periods. The term “losses” means any and all deductions, charges or expenditures actually or deemed incurred by the Partnership according to generally accepted accounting principles applied on a basis consistent with all prior periods.

Capital and Income Accounts

5.03 (a) The General Partner shall maintain a separate capital account for each Partner, An individual Partner’s capital account shall consist of the Partner’s contributions to the Partnership capital under Paragraphs 4.01 and 4.02 of this Agreement, plus or minus any amounts or charges transferred from the income account of that Partner, less any authorized distributions paid from the Partner’s capital account.

Income Accounts

(b) The General Partner shall maintain a separate income account for each Partner. At the end of each fiscal year, each Partner’s share of the net profits or net losses of the Partnership shall be credited or debited to its income account. After any authorized withdrawals have been deducted therefrom, any balance or deficit remaining in the income account shall be transferred to or charged against that Partner’s capital account.

Distributions to Partners

5.04 (a) The General Partner may return capital contributions, or may allocate and distribute cash or net profits to the Partners, in accordance with their percentage interests in the Partnership as set forth in Exhibit “A” attached hereto, without regard to the current profits or losses of the Partnership from operations, subject to the provisions of subparagraph (b) below.

(b) The General Partner shall not make any distributions that will impair the ability of the Partnership to pay its just debts as they mature or that will hamper or impair the ability of the Partnership to properly operate and maintain its businesses and properties. Further, the General Partner shall not make any distribution in violation of the limitations in Section 6.07(a) of Article 6132a-1 of the Revised Civil Statutes of Texas.

Allocation of Gain or Loss with Respect to Appreciated or Depreciated Property

5.05 Notwithstanding any other provision of this Agreement to the contrary, if a Partner contributes property to the Partnership, the fair market value of such property is greater or less than such Partner’s adjusted basis in such property for federal income tax purposes, and such Partner’s capital account is credited with the full fair market value of such property, then gain or loss in an amount equal to the difference between such fair market value and the contributing Partner’s adjusted basis in such property upon contribution to the Partnership, shall, upon any sale, exchange or other taxable disposition of such property (or any other Partnership property

4

acquired in a nontaxable transaction whereby such other property acquires a carryover basis from such property), for federal income tax purposes, first be allocated to such contributing Partner to the extent of the difference between the fair market value and adjusted basis of such property as of the time it was contributed to the Partnership. Such gain or loss, when allocated, shall be debited or credited to such Partner’s adjusted basis in its interest in the Partnership, but shall not then again be debited or credited to such Partner’s capital account hereunder.

ARTICLE VI

OWNERSHIP OF PARTNERSHIP PROPERTY

All real or personal property, and all rights appurtenant or with respect thereto, acquired by the Partnership shall be owned by the Partnership subject to the terms and provisions of this Agreement. No Partner shall have an ownership interest in specific property of the Partnership. Each Partner hereby expressly waives the right to require partition of any Partnership property.

ARTICLE VII

FISCAL MATTERS

Partnership Fiscal Year and Accounting Method

7.01 All Partnership books and records and all required income tax returns shall be kept or made on a fiscal year basis, using the accrual method of accounting, consistent with the fiscal year of the General Partner’s ultimate parent corporation, TACO CABANA, INC., a Delaware corporation, or any successor thereto.

Partnership Accounts

7.02 The General Partner shall receive all initial cash capital contributions of the Partners and shall deposit same in a bank account in the name of the partnership. All expenditures by or on behalf of the Partnership shall be made by checks drawn on such accounts, and all monies of the Partnership shall be deposited into one or more such Partnership bank accounts in the name of the Partnership at such bank or banks as the General Partner may select.

Books and Records

7.03 The General Partner shall keep at the principal place of business and make available to all Partners, or their duly authorized representatives, at any time during normal business hours, just and true books of account, maintained in accordance with generally accepted accounting principles consistently applied as to all prior periods, and all other Partnership records, including those required by Section 1.07 of the TRLPA. Within sixty (60) days after the close of each fiscal year of the Partnership, the General Partner shall furnish to all Partners at the expense of the Partnership, a year ending balance sheet for the Partnership, an income statement, and any additional information necessary to complete their income tax returns, including statements of the net distributable income or loss to each Partner from the operations of the

5

Partnership. Upon written request of a Partner, the Partnership shall provide, at the Partnership’s expense, a copy of this Agreement, as amended from time to time, the certificate of limited partnership, and all amendments and restatements thereof.

ARTICLE VIII

MANAGEMENT OF PARTNERSHIP AFFAIRS

Duties of General Partner

8.01 The General Partner shall exercise ordinary business judgment in managing the affairs of the Partnership. The General Partner shall act as a fiduciary with respect to the interests of the Limited Partners. In acting in its official capacity as general partner of this Partnership, the General Partner shall act in good faith and take actions it reasonably believes to be in the best interests of the partnership and not unlawful. In all other instances, the General Partner shall not take any action that it reasonably believes would be opposed to the Partnership’s best interest or that would be unlawful. The General Partner shall take no action in any capacity that results in any person or entity improperly receiving benefits relating to Partnership affairs. The General Partner shall devote sufficient time, attention, and business judgment to the affairs of the Partnership to fulfill its duties to the other Partners and the Partnership.

Powers of General Partner

8.02 The General Partner shall have exclusive control of the Partnership. Subject to the limitations in this Agreement, the General Partner shall have the authority to take any action it deems to be necessary, appropriate, or convenient to properly manage the business and affairs of the Partnership.

Transactions Between Partners and Partnership

8.03 A Partner may lend money to and otherwise transact business with the Partnership and has the same rights and obligations relating to those matters as a person who is not a Partner, except as otherwise provided by this Agreement and all applicable law.

Prohibited Acts

8.04 As long as the Partnership is in existence, and except with the prior written consent or ratification of all Partners, no Partner shall:

(a) Do any act in violation of this Agreement;

(b) Do any act with the intention of harming the operations of the Partnership;

(c) Do any act that would make it impossible or unnecessarily difficult to carry on the intended or ordinary business of the Partnership;

6

(d) Receive an improper benefit from the operation of the Partnership;

(e) Use the assets of this Partnership, directly or indirectly, for any purpose other than carrying on the business of the Partnership for the benefit of all Partners;

(f) Wrongfully transfer or dispose of Partnership property, including intangible property such as good will; or

(g) Transfer all or substantially all of the Partnership’s assets.

Nominees

8.05 The General Partner may exercise its powers under this Agreement in the name of the Partnership, in its own name, or in the name of a nominee. If the General Partner decides to transact Partnership business in its own name or in the name of a nominee, it shall place a written declaration of trust in the Partnership’s books and records that legally establishes the fiduciary obligations that the General Partner or nominee is undertaking to the other Partners and the Partnership in the transaction. The General Partner shall be liable for the acts and omissions of any person the General Partner designates as a nominee.

Compensation of General Partner

8.06 The General Partner shall be entitled to be reimbursed for any and all out-of-pocket costs and expenses it advances (in excess of its obligation to make capital contributions) for Partnership business, but shall be entitled to no further compensation for services rendered on behalf of the Partnership.

Meetings of Partners

8.07 The Partners may hold meetings at times and places to be selected by the General Partner. Any Partner may waive notice of or attendance at any meeting, or may attend by telephone or any other electronic communication device, or may execute a signed written consent. The Partners may transact all business properly brought before them at meetings. The Partners shall keep minutes of all their meetings. The minutes shall be placed in the Partnership minute book and kept with the Partnership records.

Action Without Meeting

8.08 Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action to be taken is signed by all Partners. The original signed consents shall be placed in the Partnership minute book and kept with the Partnership records.

7

Withdrawal of General Partner

8.09 (a) A General Partner ceases to be a General Partner, and is deemed to have withdrawn from the Partnership as a General Partner, on the occurrence of any of the following events (“Events of Withdrawal”):

(i) The General Partner’s giving thirty (30)’ days written notice of withdrawal to each other Partner;

(ii) The General Partner’s assignment of all of its rights as a General Partner (without any vote required by the Limited Partner);

(iii) Removal of the General Partner as provided in this Agreement;

(iv) The General Partner’s making a general assignment for the benefit of creditors;

(v) The General Partner’s filing of a voluntary bankruptcy petition;

(vi) The General Partner’s becoming the subject of an order for relief or being declared insolvent in any federal or state bankruptcy or insolvency proceeding;

(vii) The General Partner’s filing of a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief;

(viii) The General Partner’s filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding described in Paragraphs 8.09(a)(iv)-(vii);

(ix) The General Partner’s seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of the General Partner’s properties;

(x) Expiration of one hundred twenty (120) days after the commencement of a proceeding against a General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law if the proceeding has not been previously dismissed;

(xi) Expiration of ninety (90) days after the date of the appointment, without the General Partner’s consent or acquiescence, of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of the General Partner’s properties if the appointment has not previously been vacated or stayed;

(xii) Expiration of ninety (90) days after the date of the expiration of a stay if the appointment has not previously been vacated;

8

(xiii) If the General Partner is a corporation, on the filing of a certificate of dissolution or its equivalent for the corporation, or the revocation of the corporation’s charter and the expiration of ninety (90) days after the date of notice to the corporation of revocation without a reinstatement of its charter;

(xiv) Conviction or plea of nolo contendere or its equivalent of any felony or any crime related to the Partnership; or

(xv) A General Partner’s interest in the Partnership becoming subject to a charging order or lien, a turnover order, or any levy or seizure of a General Partner’s interest in the Partnership by a creditor of such General Partner.

(b) A General Partner shall notify the other Partners within thirty (30) days after the occurrence of an event of withdrawal involving the passage of a period of time specified in Paragraph 8.09(a).

(c) Regardless of the provisions of Paragraphs 8.09(a)(iv)-(xii), a General Partner shall continue to be a General Partner if all Partners consent thereto in writing.

(d) When a General Partner withdraws, the disposition of the Partner’s interest shall be determined by vote of the majority in interest of the Limited Partners. The withdrawing General Partner’s interest may be converted into a Limited Partnership interest, or the partnership may pay the General Partner the value of its interest less damages caused by the Partner’s breach of this Agreement, if any. If the withdrawing General Partner’s interest is converted to that of a Limited Partner, the interest of all Partners may be reduced pro rata to provide compensation or an interest, or both, to a replacement General Partner. If the General Partner’s withdrawal violates this Agreement, the withdrawing General Partner shall have no voting rights as either a General Partner or as a Limited Partner with respect to its former General Partnership interest, if the same shall have been converted to a Limited Partnership interest. If the withdrawal does not violate this Agreement and the withdrawing General Partner’s interest has been converted to a Limited Partnership interest, the withdrawing General Partner is entitled to vote as a Limited Partner on all matters, after the proper filing of an amendment to the Certificate of Limited Partnership evidencing the withdrawal as a General Partner. However, the withdrawing General Partner may not vote on the admission and compensation of any General Partner replacing the withdrawing General Partner.

Removal of General Partner

8.10 The Limited Partners may vote to remove a General Partner at any time, with or without good cause. A majority in interest of the Limited Partners may call a meeting to decide whether to remove a General Partner. Written notice of the meeting shall be given to each Partner at least ten (10) days prior to the date of the meeting. At the meeting, the Partnership shall consider possible arrangements for resolving the problems that are in the mutual interest of the Partnership and the General Partner. A General Partner may be removed and replaced by the affirmative vote of a majority in interest of those Limited Partners who are not then in default or breach of this Agreement. If a General Partner is removed, its interest in the Partnership shall

9

be converted to a Limited Partnership interest subject to the provisions of this Agreement, including Paragraph 8.09(d) above, provided, however, that such interest shall not be entitled to vote on any Partnership matters.

Election of New General Partner

8.11 (a) Upon the withdrawal of the General Partner, the Limited Partners shall either vote to dissolve the Partnership or to elect a new General Partner. The Limited Partners may elect a person to serve as an interim manager pending election of a new General Partner. The elections provided in this Paragraph shall be made by vote of a majority in interest of the Limited Partners not in default or breach of this Agreement.

(b) An interim manager appointed under this Paragraph shall have and may exercise only the rights and powers of a general partner needed to preserve Partnership assets until a new general partner is appointed or the Limited Partners select a person to wind up the Partnership business as provided in this Agreement, The interim manager shall be liable for a breach of duty of a general partner, but the interim manager shall not be liable as a general partner for Partnership obligations. The provisions of this Agreement relating to indemnification shall apply to the interim manager.

Restrictions on Limited Partners

8.12 The Limited Partners shall not have the obligation or the right to participate in the control of the Partnership business, in their capacities as such. A Limited Partner shall not do any act, deed or thing that will cause the Limited Partner to be classified as a General Partner of the Partnership. However, a Limited Partner may engage in or participate in such activities as do not involve participation in the control of the Partnership’s business, as specified in the TRLPA.

ARTICLE IX

LIABILITIES

Liability of Partners to Third Parties

9.01 The General Partner shall be liable for the debts and obligations of the Partnership. Limited Partners shall not be liable for any debts and obligations of the Partnership or for any Partnership losses beyond the amount of their respective contributions of capital to the Partnership, except as otherwise provided in this Agreement.

When Indemnification is

Required, Permitted, and Prohibited

9.02 (a) Subject to the approval of a majority in interest of the Partners, the Partnership shall indemnify a Partner employee, or agent of the Partnership who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is

10

or was acting within the scope of his or her official capacity on behalf of the Partnership. However, the Partnership shall indemnify the person only if he acted in good faith and reasonably believed that his conduct was in the Partnership’s best interests. In criminal proceedings, the person may be indemnified only if he had no reasonable cause to believe that his conduct was unlawful. The Partnership shall not indemnify a person who is found liable to the Partnership or Partners, if the person is found to have improperly received personal benefit or to have committed other willful or intentional misconduct.

(b) The termination of a proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent does not alone determine that a person did not meet the requirements of subparagraph (a), above. A person is conclusively considered to have been found liable in respect of any claim, issue, or matter if the person has been adjudged liable by a court of competent jurisdiction and all appeals have been exhausted or the time therefore has expired.

(c) The Partnership shall pay or reimburse expenses incurred by a Partner, employee, or agent of the Partnership in connection with the person’s appearance as a witness or other participation in a proceeding involving or affecting the Partnership when the person is not a named party in the proceeding.

(d) In addition to the situations otherwise described in this Paragraph, the Partnership may indemnify a Partner, employee, agent, or person serving at the request of the Partnership as a representative of another enterprise to the extent permitted by law. However, the Partnership shall not indemnify any person in a situation prohibited under subparagraph (a), above.

(e) Before the final disposition of a proceeding, the Partnership may pay indemnification expenses permitted under this Agreement and authorized by the Partnership. However, the Partnership shall not pay indemnification expenses to a person before the final disposition of a proceeding if the person is a named defendant or respondent in a proceeding brought by the Partnership or one or more Partners, or the person is alleged to have improperly received personal benefit, or committed other willful or intentional misconduct.

(f) If the Partnership may indemnify a person under this Agreement, the person may be indemnified against judgments, penalties, including, excise and similar taxes, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred in connection with the proceeding.

Procedures Relating to Indemnification Payments

9.03 (a) Before the Partnership may pay any indemnification expenses (including reasonable attorneys’ fees), a majority in interest of the Partners must specifically determine that indemnification is permissible, authorize indemnification, and determine that expenses to be reimbursed are reasonable.

11

(b) The Partners must authorize indemnification by vote of a majority in interest of the Partners, and determine that expenses to be reimbursed are reasonable in the same manner that they determine that indemnification is permissible.

ARTICLE X

TRANSFER OF PARTNERSHIP INTERESTS

Assignment of Partnership Interest

10.01 (a) No Partner may sell, assign, transfer, convey, pledge, hypothecate, subject to lien, claim or security interest, encumber, or otherwise dispose of an interest in the Partnership, whether in legal, equitable or beneficial title or interest, in whole or in part, referred to in this Agreement as “assignment” of a Partnership Interest, without the express written consent of the other Partners. For this purpose, a sale or transfer of any interest or rights in or to any entity which owns or claims any interest in the Partnership, which results in any transfer of ownership or control of such entity, shall be deemed to be a transfer of an interest in the Partnership.

(b) The Partnership shall not be required to recognize the interest of any transferee who has obtained a purported interest as the result of a transfer of ownership which was not an authorized transfer. The voting rights of a Limited Partner, the General Partner, or of an officer, director or shareholder of the General Partner (or its transferee) who made or caused to be made an unauthorized transfer, and all distributions of cash or other property, shall be suspended until the impediment of noncompliance is removed. For so long as the interest of a Limited Partner is subject to a charging order of a court of competent jurisdiction upon the income of a Limited Partner’s interest alone, the interest of the defaulting Limited Partner shall continue without the right to vote. However, if another should acquire the interest of a Partner by an unauthorized transfer, voluntarily or involuntarily by foreclosure, order of a court of competent jurisdiction or other cause, and if the Partnership shall be required by order of the court to recognize the transfer, then the General Partner shall be authorized to withhold all distributions of income, available cash or other property, including liquidating distributions, to a Partner or transferee until this issue is resolved.

(c) A Partner who validly transfers all or part of its Partnership Interest as provided in this Agreement shall notify the General Partner promptly of the name and address of the assignee and provide all other required information. If the assignee or other person receiving an interest is already a Partner, it may exercise all of the rights and powers relating to the interest received without the approval of the other Partners. If the assignee or other person receiving an interest is not already a Partner, it shall receive distributions, income, gains, losses, deductions, credits, or similar items to the extent it received these rights from the Limited Partner. An assignment of a limited partnership interest shall provide for the assumption of liabilities related to the Partnership by the assignee and indemnification of the assignor by the assignee for these liabilities in the absence of a contrary provision in the assignment agreement. However, an assignment shall not relieve the assignor from its liabilities related to the Partnership.

12

(d) A general partner who owns a limited partnership interest may not assign the limited partnership interest except as provided above. Neither shall the General Partner sell, assign, transfer, convey, pledge, hypothecate, subject to lien, claim, security interest or encumbrance, or otherwise dispose of a general partnership interest without the prior written consent of all other Partners. Any attempted assignment or transfer of a general partnership interest without the required approval of other Partners shall be null and void. An assignment of a limited partnership interest shall not relieve the assignor from its liabilities related to the Partnership that were incurred when the person was a general partner. However, a general partner who assigns its general partnership interest is not personally liable as a general partner for a Partnership debt incurred after it withdraws, except for a Partnership debt incurred to a creditor who reasonably believed that the Partner remained a general partner.

ARTICLE XI

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

Dissolution of Partnership

11.01 The Partnership shall be dissolved on the first of the following, if any, to occur, but not otherwise:

(a) One Hundred percent (100%) in interest of the Partners vote for or consent in writing to dissolution of the Partnership;

(b) The General Partner withdraws as a general partner as provided in this Agreement, and no successor general partner is appointed within ninety (90) days after such withdrawal;

(c) A court of competent jurisdiction, upon suit by one or more of the original Partners to this Agreement, finds and decrees that it is not reasonably practicable to carry on the business of the Partnership in conformity with this Agreement as it may be amended from time to time;

(d) The Partnership makes a general assignment of Partnership assets for the benefit of creditors;

(e) The Partnership files a voluntary bankruptcy petition;

(f) The Partnership becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding;

(g) The Partnership files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for the Partnership under any law;

13

(h) The Partnership seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Partnership or of all or any substantial part of the Partnership’s properties.

Non-Termination Events

11.02 The Partnership as an entity shall not terminate by reason of:

(a) the addition of a general partner or the removal, resignation or other act of withdrawal of a general partner, unless at the conclusion of 90 days from the act of withdrawal, the Partnership does not, in fact, have at least one general partner,

(b) the bankruptcy or insolvency of a Limited Partner;

(c) the withdrawal of a Limited Partner unless there are no remaining Limited Partners; or

(d) any other act or omission to act, not having the approval or consent of all Partners, which is or may be construed to be a termination or dissolution shall nonetheless be construed as an intended reconstitution and continuation of the Partnership, without the requirement of liquidation and winding-up.

Continuation of Business and Reconstitution of Partnership

11.03 On the withdrawal of the General Partner, the Partnership may be reconstituted and its business continued without being wound up if, within ninety (90) days after the withdrawal of the General Partner, any one or more of the remaining Partners agree in writing to continue the Partnership business to some extent and appoint one or more general partners.

Winding Up Partnership Business

11.04 (a) If the Partnership is dissolved and not reconstituted, the Partnership’s affairs shall be wound up as soon as is reasonably practicable. The winding up shall be accomplished by a general partner who has not wrongfully dissolved the Partnership, or if there is no general partner who has not wrongfully dissolved the Partnership, by a person selected by a majority in interest of the Limited Partners. If no general partner winds up the Partnership affairs, the person winding up the Partnership need not be a commercial corporate trustee, and need not be bonded. The person winding up the Partnership’s affairs shall have the full and unlimited rights and powers, in the name of and for and on behalf of the Partnership, to:

(i) Prosecute and defend civil, criminal, or administrative actions;

(ii) Collect Partnership assets including obligations owed to the Partnership;

(iii) Settle and close the Partnership’s business;

14

(iv) Dispose of and convey the Partnership’s property for cash or other property;

(v) Discharge the Partnership’s liabilities;

(vi) Distribute any remaining Partnership assets to Partners; and

(vii) Prepare and file a certificate of cancellation, tax returns, and any other instruments as necessary, appropriate, or convenient under the laws of the State of Texas and of any other states where the Partnership transacted business.

(b) On winding up the Partnership, each Partner shall be liable to the Partnership for the repayment of any deficit in its capital account.

(c) The person or persons who wind up the Partnership affairs shall cause an accounting of the Partnership to be made and distributed to each Partner and former Partner and assignee of a partnership interest who might have received any distribution on winding up, regardless of whether they actually receive any such distribution.

Person Winding Up Business other Than General Partner

11.05 If a person other than a general partner winds up the Partnership business, he, she or it shall receive reasonable compensation for services rendered and costs incurred. Such person shall be liable for a breach of duty as a general partner, but shall not be liable as a general partner for Partnership obligations. The provisions of this Agreement relating to indemnification shall apply to such person.

Disposition of Assets

11.06 (a) On the winding up of the Partnership, the assets shall be paid or transferred in the following order of priority:

(i) To the extent permitted by law, to satisfy Partnership liabilities to creditors (except as to Partners for past due Partnership distributions, including distributions on withdrawal), whether by payment or establishment of reserves;

(ii) To satisfy partnership obligations to Partners or former Partners to pay past due Partnership distributions, including distributions on withdrawal;

(iii) To the Partners in accordance with their respective percentage interests as set forth in Exhibit “A” attached hereto, such distributions to be made by the end of the Partnership fiscal year in which the liquidation of the Partnership occurs or, if later, within ninety (90) days after the date of such liquidation, except to the extent the Partnership retains either reasonable reserves for Partnership liabilities or installment obligations owed to the Partnership, which withheld amounts shall be distributed as soon as practicable at the time and in the order of priority set forth above in this Paragraph 11.06(a).

15

(b) The claims of each priority group listed above shall be satisfied before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group of distributees under Paragraph 11.06(a), the available assets shall be distributed in proportion to the rights of each member of the highest priority group receiving assets in the winding up.

(c) Distributions on withdrawal include distributions due to voluntary withdrawal, removal, or other reason. For the purpose of distribution of assets on winding up of the Partnership’s affairs, the Partnership’s obligations relating to the withdrawal of Partners shall be accelerated so that the obligations are due in full upon winding up, regardless of any provisions in this Agreement or any note or agreement based on this Agreement for installment payments.

Judicial Supervision of Winding Up

11.07 Nothing in this Agreement shall limit the right of a Partner to require and to have a court-supervised winding up, liquidation, and dissolution of the Partnership.

Waiver of Partition

11.08 Regardless of any provision of law to the contrary, each Partner hereby waives any right to require or cause any Partnership property to be partitioned or distributed in kind, except as provided in this Agreement. If any person brings an action in violation of this Paragraph, the General Partner(s) shall request the court to stay or dismiss the action.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Amendments

12.01 This Agreement may be amended or modified by the Partners from time to time by a vote of a majority in interest. Any amendment or modification shall be by written instrument only.

Notices

12.02 Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at their respective addresses set forth on Exhibit “A” hereto, or at such other addresses as theretofore may have been specified by written notice delivered in accordance herewith.

16

Texas Law to Apply

12.03 This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Bexar County, Texas, and jurisdiction and venue of any action in respect of this Agreement shall lie in San Antonio, Bexar County, Texas.

Other Instruments

12.04 The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

Headings

12.05 The headings used in this Agreement are for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

Parties Bound

12.06 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns where permitted by this Agreement.

Prior Agreements Superseded

12.07 This Agreement contains the entire agreement of the Partners and supersedes any prior understandings or oral or written agreements among the parties respecting the within subject matter.

Legal Construction

12.08 If any one or more of the provisions contained in this Agreement shall for any reason be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Partnership Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Counterparts

12.09 This Partnership Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

17

Gender

12.10 Wherever the context shall so require, all words herein in the neuter gender shall be deemed to include the female or male gender, all singular words shall include the plural, and all plural words shall include the singular.

EXECUTED this 27th day of October, 1993.

GENERAL PARTNER:

TACO CABANA MANAGEMENT, INC.

By:
RICHARD CERVERA, President

LIMITED PARTNER:

TC LEASE HOLDINGS III, V AND VI, INC.

By:
RICHARD CERVERA, President

THE STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

BEFORE ME, on this day personally appeared RICHARD CERVERA, President of TACO CABANA MANAGEMENT, INC., know to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, on this the 27th day of October, 1993.

Notary Public - State of Texas

18

THE STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

BEFORE ME, on this day personally appeared RICHARD CERVERA, President of TC LEASE HOLDINGS III, V AND VI, INC., know to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, on this the 27th day of October, 1993.

Notary Public - State of Texas

19

EXHIBIT “A”

AGREEMENT OF LIMITED PARTNERSHIP

OF TEXAS TACO CABANA, L.P.

General Partner	Capital Contribution	Partnership Percentage Interest

TACO CABANA MANAGEMENT, INC. 262 Losoya, Suite 330 San Antonio, Texas 78205	$	1%

Limited Partner	Capital Contribution	Partnership Percentage Interest

TC LEASE HOLDINGS III, V AND VI, INC. 262 Losoya, Suite 330 San. Antonio, Texas 78205	All furniture, fixtures, inventory, equipment, leasehold improvements, leasehold interests, signs, and other assets employed in the operation of Taco Cabana, Inc. restaurants in the State of Texas as identified in that certain Bill of Sale dated October , 1993 (with an estimated book value of $ )	99%